Exhibit 23.1
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-146638 and 333-139058), the Registration Statements on Form S-4 (Nos. 333-149326, 333-140302, and 333-136978) and the Registration Statements on Form S-8 (Nos. 333-139957 and 333-127092) of Allis-Chalmers Energy Inc. of our report dated March 6, 2008 (except for the updated disclosures pertaining to the change in operating segments occurring in 2008 as described in Notes 1 and 14 as to which the date is June 13, 2008), with respect to the consolidated financial statements of Allis Chalmers Energy Inc., and our report dated March 6, 2008, with respect to the effectiveness of internal control over financial reporting of Allis-Chalmers Energy Inc., included in this Current Report on Form 8-K dated July 25, 2008 of Allis-Chalmers Energy Inc.

/s/ UHY LLP

Houston, Texas
July 25, 2008